Exhibit 99.1

Minerva Surgical Announces David Clapper Retirement and Appointment of Todd Usen as Company President and CEO

Santa Clara, Calif. – December 28, 2022 (GLOBE NEWSWIRE) – Minerva Surgical, Inc. (Nasdaq: UTRS) (Minerva Surgical or the Company), a women’s health company focused on the treatment of Abnormal Uterine Bleeding (AUB), announced today that David Clapper, who has served as President and Chief Executive Officer since 2011, has chosen to retire. The Company’s board of directors (the Board) has appointed industry executive Todd Usen as President and Chief Executive Officer of Minerva Surgical and a member of the Board to succeed Mr. Clapper effective January 2, 2023. To ensure a smooth leadership transition, Mr. Clapper will continue to serve in his role through Mr. Usen’s first day of employment and has entered into a consulting agreement for 12 months following his retirement.

“On behalf of the Board, the management team, and Minerva Surgical’s employees, we want to thank Dave for his leadership and impact over the last eleven years, building a leading business in women’s health,” said Ross Jaffe, M.D, Minerva Surgical’s Chairman of the Board. “We appreciate Dave securing our latest financing as well as assisting in the search to find a strong successor, both of which ensure that Minerva Surgical is well-positioned going forward.”

Dr. Jaffe continued, “We are thrilled to welcome Todd Usen to his new role as President and Chief Executive Officer of Minerva Surgical. Todd’s experience leading best-in-class medical device companies and driving market penetration is a great strategic fit for Minerva Surgical. The Board and management team look forward to working with him to continue to improve patient lives and grow our outstanding women’s health company.”

“It’s been a great privilege to collaborate with our incredible team to serve Minerva Surgical’s stockholders, customers, and employees, and I am so proud of what we’ve accomplished together,” said Mr. Clapper. “I have served over eleven years as CEO, and I feel this is the right time for me to step aside and start a new chapter in my life. Minerva Surgical is in a great operational position and is led by an experienced management team. I have the utmost confidence in Todd to lead Minerva Surgical into the future and fulfill the mission to meet the uterine health needs of women.”

“I am honored to join Minerva Surgical and look forward to working with the entire organization to continue driving value for all stakeholders, but most importantly women all over the world who experience heavy bleeding, leading to unnecessary hysterectomies,” said Mr. Usen. “With the most convincing clinical data in the market, a strong commercial footprint and the recently announced financing, I believe that Minerva Surgical is poised to scale our growth and deliver best-in-class surgical solutions to better serve the compelling unmet needs in women’s health today.”

Mr. Usen has extensive commercial and operational experience with a proven track record of leading large, complex global businesses across several highly-regarded medical device companies. He most recently spent the last four years as the Chief Executive Officer of Activ Surgical, a digital surgery company focused on advanced surgical imaging and AI, where he oversaw the FDA/CE clearance of its ActivSight technology, as well as leading four fundraising rounds totaling over $92 million. From 2015 to 2018, Mr. Usen was President, Medical Systems Group, for Olympus Corporation of the Americas, where he took charge of a complex $2B+ business and restructured the company for leaner growth and investment, drove successful mergers and acquisitions activity, led the expansion from 6 medical divisions to 11 in 3.5 years. Prior to that, Mr. Usen served in executive positions including President,

United States Orthopedics, Senior Vice President & General Manager, Joint Reconstruction, and Senior Vice President Sports Medicine at Smith and Nephew, and Vice President Sales and Director of Sales at Boston Scientific Corporation. Mr. Usen holds a BS in Marketing from the Isenberg School at the University of Massachusetts.

About Minerva Surgical, Inc.

Minerva Surgical is a commercial-stage medical technology company focused on developing, manufacturing, and commercializing minimally invasive solutions to meet the distinct uterine healthcare needs of women. The Company has established a broad product line of commercially available, minimally invasive alternatives to hysterectomy, which are designed to address the most common causes of Abnormal Uterine Bleeding (AUB) in most uterine anatomies. The Minerva Surgical solutions can be used in a variety of medical treatment settings and aim to address the drawbacks associated with alternative treatment methods and to preserve the uterus by avoiding unnecessary hysterectomies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements may include, but are not limited to, statements regarding plans for David Clapper to retire and Todd Usen to join the Company. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results may differ materially from these statements and from actual or future events due to a variety of factors.

MEDIA CONTACT

Mike Clapper

mike.clapper@minervasurgical.com

804-295-7676

INVESTOR RELATIONS CONTACT

Caroline Corner

investors@minervasurgical.com

415-202-5678

RELATED LINKS

https://www.aubandme.com

https://www.minervasurgical.com